Exhibit 10.1

PROPOSED TERMS FOR "GOING PUBLIC TRANSACTION" FOR SPECIALTY
BEVERAGE AND SUPPLEMENT, INC. (THE "COMPANY")

This term sheet (the "Term Sheet") describes the proposed terms of a Going Public transaction (the "Transaction") proposed by Iconic brands Inc. ("Pubco") for the Asset Purcahse of Specialty Beverage and Supplement, Inc. ("Company" ) into Iconic Brands Inc.., the registered stock of which trades on the OTC BB.

The proposed terms and conditions set forth in this term sheet are intended merely as an outline of certain material terms of a potential transaction and are provided for discussion purposes only and do not constitute an offer, agreement or binding commitment by or on behalf of any party. This term sheet does not include descriptions of all of the terms, conditions and other provisions that would be contained in definitive documentation relating to the proposed Transaction and is not intended to limit the scope of discussion and negotiation of any matters not consistent with the specific matters set forth herein. This term sheet assumes the accuracy of all information regarding the debt and equity capitalization of the Pubco that has been disclosed. This term sheet is not a binding obligation to consummate the proposed Transaction. Any such obligation will be created only by definitive agreements, the provisions of which will supersede this term sheet.

The Transaction outlined in this term sheet remains subject, in all respects to, among other things, due diligence, execution of definitive transaction documentation mutually acceptable to the parties (the "Definitive Transaction Documents"), entry into satisfactory agreements with Management, the satisfaction of customary terms and conditions, absence of a material adverse change. This Term Sheet shall be governed in all respects by the laws of the New York.

* Current and Post merger cap structure reflect the numbers before any debt conversion which will increase the I/O and FT numbers.

Current Cap Structure of Pubco consists of the following: Authorized Common Shares Authorized Preferred Shares A	100,000,000 1	(out)
Authorized Preferred Shares B	1,000,000	(out)
Issued and Outstanding Common	52,712,957
Fully Diluted	67,678,791
I/O Breakdown
Old Shareholders:	32,731,638
Control Group	15,981,319
F/T	15,159,438

Post Merger Cap Structure of Pubco will be the following:	(reflects 5 to 1 forward)
Authorized Common Shares	2,500,000,000
Authorized Preferred Shares A	2	(out)
Authorized Preferred Shares B	1,000,000	(out)
Authorized Preferred Shares C	2	(out)
Issued and Outstanding Common	483,658,190
Fully Diluted	558,487,360
I/O Breakdown
Old Shareholders:	163,658,190
Control Group	300,000,000
F/T	75,797,190

1.	Pubco will enter in an Agreement to acquire the assets and operations of the Company, post merger the current operations of the Pubco will be shifted to two wholly owned subsidiaries one being the alcoholic division (AD) one being the non alcoholic division (NAD).

2.	Prior to or simultaneous with closing Pubco shall effect the following:

a.	Increase Authorized Common shares to 2,500,000,000
b.	Approval to forward split its Issued and Outstanding shares 5 for 1
c.	A new "specialty products" subco will be formed as the third wholly owned sub under PUBCO.

3.	The CEO of each sub will be issued a special class of preferred stock that will be triggered upon spin off of either sub to reflect a majority voting interest.

4.	At closing, subject to legal and accounting review, the existing operations of the subs will retain all of their current debt both long and short term, AP, convertible notes, judgments both current and future, defaults of any kind.. Iconic Brands Inc. and Iconic Imports Inc. release seller and any sub company or product depicted to be formed in this agreement from any current/future liability or any claim whatsoever in connection with the above items in this paragraph.

If these terms are satisfactory please indicate so by your signature below

EXECUTED THIS 9TH DAY OF JULY, 2010.

Specialty Beverage and Supplement, Inc.	ICONIC BRANDS INC.

/s/ PETER SCALISE III	/s/ RICHARD J. DeCICCO
BY: PETER SCALISE III	BY: RICHARD J. DeCICCO
Title: CEO	Title: CEO/PRES